Exhibit 10.29

2016 ANNUAL CASH INCENTIVE PLAN
Performance Unit Agreement

This Award Agreement between Qualcomm Incorporated (the “Company”) and <<Executive’s Name>> (the “Executive”) evidences the grant of a Performance Unit (this “Award”) under the Qualcomm Incorporated 2006 Long-Term Incentive Plan (the “Plan”), representing a right to receive a cash payment equal to the amount determined by the Compensation Committee (the “Committee”) based on performance as set forth herein.

Definitions	Capitalized terms used in this Award Agreement have the meaning specified under the Plan, except as otherwise specified herein.
Grant Date	December 1, 2015
Performance Period	The Performance Period is the Company’s 2016 fiscal year.
Performance Goals; Amount Payable Under this Award
The maximum amount payable under this Award, if any, is limited to the Maximum Award Amount determined pursuant to Section I of Attachment A based on the Performance Goals set out therein and, subject to that limit, the amount that is actually paid under this Award, if any, will be determined pursuant to Section II of Attachment A.
To be eligible to receive payment with respect to this Award, your Service must be continuous from the Grant Date through the Payment Date specified below.

Payment Date
This Award shall be paid in cash no later than 30 calendar days after the Committee’s written certification of whether and the extent to which the Performance Goals have been achieved and its determination of the amount, if any, to be paid.

Repayment Policy
By executing this Award Agreement, you acknowledge that any payment made with respect to this Award is subject to (a) the Qualcomm Incorporated Cash Incentive Compensation Repayment Policy as in effect from time to time; a copy of the current policy is attached to this Award Agreement as Attachment B and incorporated herein by reference; (b) any applicable listing standards of a national securities exchange adopted in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder; (c) similar rules under the laws of any other jurisdiction; and (d) any policies hereinafter adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to you (collectively, the “Repayment Policy”). You hereby agree to be bound by the Repayment Policy.

Terms of the Plan
This Award is subject to the terms and conditions of the Plan, which are incorporated herein by reference. In the event of any conflict between this Award Agreement and the terms of the Plan, then the terms of the Plan control.

QUALCOMM INCORPORATED

Name:
Title:
Date:
I hereby acknowledge that I have read, understand, and accept the terms of this Award Agreement, the Plan, and the Repayment Policy.

EXECUTIVE

Name:
Date:

Attachments:    Attachment A - Performance Goals
Attachment B - Cash Incentive Compensation Repayment Policy

ATTACHMENT A
FISCAL 2016 ACIP PERFORMANCE GOALS AND PAYMENT FORMULA
<<Executive’s Name>>

Base Salary	Bonus Target as a Percent of Base Salary	Target Award Amount	Maximum Award Amount (200% of Target Award Amount)
$	%	$	$

Subject to the Maximum Award Amount limit determined pursuant to Section I, the actual amount of the payment you will receive under this Award, if any, will be determined by the Committee pursuant to Section II.

I. Performance Goal Formula to Calculate Maximum Award Amount
The amount of the payment, if any, you are eligible to receive under this Award will not exceed the Maximum Award Amount, which will be equal to the amount specified in the table above only if the Company’s 2016 Adjusted GAAP earnings per share (“2016 Adjusted EPS”) is equal to or greater than $<<Number>> (approximately <<Percent>>% of the Company’s fiscal 2015 Adjusted GAAP EPS of $<<Number>>). If the Company’s 2016 Adjusted GAAP EPS is less than $<<Number>>, your Maximum Award Amount specified in the table above shall be reduced to an amount, if any, determined pursuant to the table below:

2016 Adjusted GAAP EPS		Percent Reduction of Maximum Award Amount	Approximate Percentage of Target Performance Goal Achieved
From	To		From	To
$ <<Number>>	$ <<Number>>	25%	90.00%	99.90%
$ <<Number>>	$ <<Number>>	50%	80.00%	89.00%
$ <<Number>>	$ <<Number>>	75%	69.00%	80.00%
Less Than $<<Number>>		100%

“2016 Adjusted GAAP EPS” is determined in accordance with generally accepted accounting principles in the United States (“GAAP”), and shall be adjusted to exclude the after-tax impact of the following items:
(1) The Qualcomm Strategic Initiative (“QSI”) segment as defined in the Company’s fiscal 2015 Form 10-K.
(2) Acquisition-related items, which consist of: (a) acquired in-process research and development, (b) recognition of the step-up of inventories to fair value, (c) amortization of intangible assets, (d) expenses related to the termination of contracts that limit the use of the acquired intellectual property, and (e) third-party acquisition and integration services costs; The above adjustments shall apply only with respect to applicable items acquired in transactions that qualify as business combinations pursuant to GAAP.
(3) The following items for which each event individually equals or exceeds $25 million on a pre-tax basis, except as expressly provided in (e) below:

(a) Restructuring and restructuring-related costs (in the aggregate by restructuring event), which consist of the following costs: (i) severance and benefits (including COBRA and outplacement expenses); (ii) consulting costs; (iii) increased security costs; (iv) acceleration of depreciation and/or amortization expense; (v) facilities and lease termination or abandonment charges; (vi) asset impairment charges and/or contract terminations; (vii) third-party business separation costs; and (viii) relocation costs as a result of an office or facility closure.
2016 Adjusted GAAP EPS shall not be adjusted for any such item that cannot specifically be tied to the restructuring event.
(b) Goodwill and indefinite- and long-lived asset impairments;
(c) Gain/losses on divestitures or non-revenue generating asset sales;
(d) Impact of litigation settlement and/or judgment, and;
(e) Tax items individually exceeding $10 million that are unrelated to the fiscal year in which they are recorded.
(4) In the event of an acquisition during fiscal 2016 with a purchase price that is greater than $5 billion, 2016 Adjusted GAAP EPS shall exclude the operating results from such acquisition.
The Performance Goal Formula set out in this Section I shall constitute and be interpreted as a Performance Award Formula for purposes of the Plan. No adjustments shall be made in the calculation of 2016 Adjusted GAAP EPS or the Performance Goal Formula which would preclude the payment of any amount under this Award from satisfying the requirements of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended, or the regulations thereunder.
II. Formula to Calculate Amount Payable
Subject to and limited by the Maximum Award Amount determined as provided in Section I of this Attachment A, and the exercise of the Committee’s discretion under section 9.5(b) of the Plan with respect to a Performance Award intended to constitute qualified performance-based compensation to a Covered Employee based on the Performance Goals set out in Section I, the amount payable under this Award, if any, shall be calculated based on the following formula:

1.
No amount will be payable under this Formula unless the Company’s 2016 Adjusted GAAP EPS is at least $<<Number>> (<<Percent>>% of the Performance Target for 2016 Adjusted GAAP EPS Performance Measure set out below).

2.	The Company fiscal 2016 Performance Measures and Performance Targets for purposes of determining the amount payable under this Formula are as follows:

Performance Measures      Performance Targets

•	2016 Adjusted GAAP revenues: ..............$<<2016 Adjusted GAAP revenues Target >>

•	2016 Adjusted GAAP EPS: .............................$<<2016 Adjusted GAAP EPS Target >>

2016 Adjusted GAAP EPS is determined as set out in Section I, above, and 2016 Adjusted GAAP revenues is determined in accordance with GAAP, and shall be adjusted to exclude the impact of the QSI segment as defined in the Company’s fiscal 2015 Form 10-K. Both 2016 Adjusted GAAP EPS and 2016 Adjusted GAAP revenues are subject to further adjustments as provided in the policy established by the Committee. The Company applies a relative weighting of 40% to 2016 Adjusted GAAP revenues and 60% to 2016 Adjusted GAAP EPS.

3.
The weighted financial performance ratio for 2016 Adjusted GAAP revenues will be the result of 0.40 multiplied by a fraction, the numerator of which is the actual 2016 Adjusted GAAP revenues and the denominator of which is the 2016 Adjusted GAAP revenues Performance Target stated above.

4.
The weighted financial performance ratio for 2016 Adjusted GAAP EPS will be the result of 0.60 multiplied by a fraction, the numerator of which is the actual 2016 Adjusted GAAP EPS and the denominator of which is the 2016 Adjusted GAAP EPS Performance Target stated above.

5.
The resulting weighted financial performance ratios for 2016 Adjusted GAAP revenues and 2016 Adjusted GAAP EPS will then be summed (the “Weighted Financial Performance Ratio”) and the “Incentive Multiple” will be calculated according to the schedule set forth below: <<Schedule>>

6.
Subject to the limitations of Section I and the exercise of discretion only as allowed by Section 9.5(b) of the Plan with respect to a Performance Award intended to constitute qualified performance-based compensation to a Covered Employee based on the Performance Goals set out in Section I, the amount payable under this Award shall be the result of the Target Award Amount specified above multiplied by the Incentive Multiple determined in step 5 above.

ATTACHMENT B
QUALCOMM INCORPORATED
Cash Incentive Compensation Repayment Policy

To the extent permitted by governing law, the Company will require an executive officer to repay to the Company the amount of any annual cash incentive bonus payment that executive officer receives to the extent that (i) the amount of such payment was based on the achievement of certain financial results that were subsequently the subject of a restatement that occurs within twelve months of such payment, (ii) the executive officer has engaged in theft, dishonesty or intentional falsification of Company documents or records that resulted in the obligation to restate, and (iii) a lower cash incentive bonus payment would have been made to the executive officer based upon the restated financial results.

Notwithstanding anything in this Policy to the contrary, an accounting judgment made in good faith and supported by reasonable interpretations of generally accepted accounting principles (“GAAP”) at the time made shall not be the basis for the Company to require any repayments under this Policy.

The executive officer’s repayment obligation under this Policy shall be in addition to, and shall in no way limit, any other remedies that the Company may have available to it, and any other actions that the Company may take, with respect to the conduct of the executive officer or in connection with the accounting restatement.

For purposes of this Policy, an “executive officer” shall be any member of the Company’s executive committee and any other officers or employees of the Company as may be designated by the Company from time to time.

The interpretation and enforcement of this Policy shall be the responsibility of the Compensation Committee of the Board of Directors of the Company.

This Policy shall be effective with respect to cash incentive compensation paid to an executive officer on or after January 1, 2009

Reviewed with the Executive Committee on April 16, 2009.